EXHIBIT 11.01

          COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
                           (UNAUDITED)

                                                       Three Months Ended
                                                            March 31
                                                 ------------------------------
                                                      1998             1997
                                                 -------------    -------------
Net income (loss)                                $   (703,000)    $    879,000
                                                 =============    =============
Weighted average common shares outstanding         16,463,122       16,202,397

Common equivalent shares representing shares          320,181          121,661
  issuable upon exercise of stock options

Less common equivalent shares due to
  antidilutive nature                                (320,181)               -
                                                 -------------    -------------
Dilutive adjusted weighted average shares and
  assumed conversions                              16,463,122       16,324,058
                                                 -------------    -------------


Basic net income (loss) per share                $      (0.04)    $       0.05

Diluted net income (loss) per share              $      (0.04)    $       0.05
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